Exhibit 23.1


Independent Auditors' Consent


Board of Directors
DATA RACE, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-75800, No. 333-24303, No. 333-24305, No. 333-38450, No. 333-57058, No.
333-63590, No. 333-72505 and No. 333-77713) on Form S-8 and in the Registration Statements (No. 333-22605, No. 333-57166, No. 333-41286, No. 333-42203, No.
333-53757, No. 333-62147, No. 333-71319 and No. 333-83595), No. 333-94601 on
Form S-3 of DATA RACE, Inc. of our report dated September 11, 2000, relating to the balance sheets of DATA RACE, Inc. as of June 30, 2000 and the related statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended June 30, 2000, which report appears in the June 30, 2001 annual report on Form 10-K of DATA RACE, Inc.


                                                   KPMG LLP

San Antonio, Texas
December 5, 2001